Exhibit 10.1

DRIL-QUIP, INC.

STOCK COMPENSATION PROGRAM FOR DIRECTORS

This Dril-Quip, Inc. Stock Compensation Program for Directors (this “Program”) under the 2004 Incentive Plan of Dril-Quip, Inc., as amended and restated effective as of May 10, 2012 (the “Plan”), was adopted by the Board of Directors of Dril-Quip, Inc. (the “Company”), effective as of June 16, 2014 (“Effective Date”).

ARTICLE 1

PURPOSE

The purpose of this Program is to provide a means for the non-employee members (“Directors”) of the Company’s Board of Directors (the “Board”) to elect to receive all or a portion of their fees in the form of Restricted Stock under the Plan (or any successor plan which permits such awards) in an amount equal to 125% of such fees in lieu of cash. The Plan provides authority for the Board to grant Awards (other than Incentive Options) to each Director. The Plan and this Program are intended to encourage Directors to acquire and hold Common Stock to strengthen the mutuality of interests between the Directors and the Company’s other stockholders.

ARTICLE 2

DEFINITIONS

Capitalized terms herein have the meaning specified in the Plan. In addition, the following are defined terms wherever they appear in this Program:

2.1	“Change in Control” shall mean (i) there shall have occurred an event required to be reported with respect to the Company in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item or any similar schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; (ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) shall have become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding voting securities; (iii) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (including, for this purpose, any new director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

2.2	“Conversion Amount” shall mean an amount equal to 125% of the Director Fees earned for a calendar quarter.

2.3	“Conversion Price” shall mean the Fair Market Value of a share of Common Stock as of the last day of the calendar quarter for which the Director Fees are attributable.

2.4	“Director Fees” shall mean the compensation to which a Director is entitled as a retainer for his or her services as a member of the Board during the calendar year, including fees paid for attending Board meetings or for serving on or attending meetings of Board committees. Director Fees shall not include (i) reimbursements of expenses or (ii) any other amounts paid to a Director by the Company or a Subsidiary for services rendered to the Company or the Subsidiary in a capacity other than as a Director.

2.5	“Restricted Stock Election” shall mean an irrevocable election pursuant to Article 5 to waive all or a specified percentage of each installment of Director Fees for any calendar year and receive shares of Restricted Stock under the Plan.

2.6	“Restricted Stock Election Percentage” shall mean twenty-five percent (25%), fifty percent (50%), seventy-five percent (75%), or one hundred percent (100%), as elected by a Director on a Restricted Stock Election.

ARTICLE 3

SOURCE OF SHARES

Shares of Common Stock granted or issued under this Program are issued under the Plan and shall be subject to, and count against, the limits on the number of such shares available under the Plan.

ARTICLE 4

ADMINISTRATION

The Board shall administer this Program; provided, however, that ministerial actions such as processing Restricted Stock Elections shall be carried out by the Committee or its delegate. Restricted Stock granted pursuant to this Program shall be administered as provided in the Plan.

ARTICLE 5

PARTICIPATION; ELECTIONS

5.1 Participation. Each Director shall be eligible to participate in this Program. A Director shall become a Participant for purposes of this Program upon his or her timely submission of an executed Restricted Stock Election with respect to an upcoming calendar year (or, in the circumstances set forth in Section 5.3 below, the balance of the calendar year).

5.2 Restricted Stock Election. A Restricted Stock Election shall be made on a written or electronic form approved by the Committee and delivered to the Company. The Director’s election to receive Restricted Stock in lieu of cash shall specify the Restricted Stock Election Percentage of each installment of his or her Director Fees paid in respect of service provided in the upcoming calendar year (or, in circumstances set forth in Section 5.3 below, for the balance of the calendar year). The Restricted Stock Election shall be executed prior to the commencement of the calendar year to which it applies, and may be amended or revoked prior to the commencement of such calendar year (that is, no later than December 31st of such preceding calendar year or such earlier date as established by the Committee), but shall be irrevocable and may not be revoked or amended thereafter.

5.3 2014 Calendar Year and New Directors. The foregoing notwithstanding, for the 2014 calendar year (in which this Program was adopted by the Board), a Director may make a Restricted Stock Election prior to the commencement of the third calendar quarter of 2014 (that is, prior to July 1, 2014) and such election shall be effective for Director Fees earned for the third calendar quarter and the fourth calendar quarter of 2014. Such election shall be irrevocable as of June 30, 2014 (or such earlier date established by the Committee). Any individual who initially becomes a Director after the Effective Date may execute a Restricted Stock Election during the first thirty (30) days following the date he or she was elected a Director with respect to such election year. The Restricted Stock Election shall apply with respect to Director Fees earned during the calendar quarters commencing after making such election for the calendar year during which he or she was elected to the Board. Thereafter, the participation and election provisions in Sections 5.1 and 5.2 shall apply.

ARTICLE 6

RESTRICTED STOCK AWARDS

6.1 Shares of Restricted Stock. A Director who timely makes a Restricted Stock Election for a calendar year (or partial calendar year), as provided in Article 5 above, shall receive for each calendar quarter during such calendar year (or partial calendar year) as of the first business day following the end of the calendar quarter (the “Award Date”), the number of shares of Restricted Stock equal to the result of (i) the Conversion Amount for such calendar quarter, divided by (ii) the Conversion Price for such calendar quarter (with the result rounded down to the next whole share). The shares of Restricted Stock shall be subject to the vesting requirements of this Section 6.1 and other terms of this Program, the Plan and the Restricted Stock Election.

The shares of Restricted Stock granted as described above shall be delivered to the Director’s account at the Company’s stock plan administrator (currently Solium Capital LLC) as of, or not later than the third business day following, the Award Date. The cash amount of Director Fees otherwise payable for a calendar quarter shall be reduced by the Restricted Stock Election Percentage in effect for such calendar year (or partial year).

Except as provided below, a Director’s Restricted Stock shall vest, and all restrictions on the shares shall lapse, as of January 1st of the second calendar year following the calendar year to which the Director’s Restricted Stock Election applies (the “Vesting Date”); provided, however, that the Director has continuously served as a member of the Board from the Award Date through the Vesting Date. If the Director does not continuously serve as a member of the Board until the Vesting Date, then, except as provided below, all shares of Restricted Stock shall be forfeited immediately after the Director ceases to be a member of the Board. The foregoing notwithstanding, a Director’s shares of Restricted Stock shall vest, and all restrictions on the shares shall lapse, as of the date (x) of (i) the Director’s death, (ii) the shareholder meeting where the Director was nominated to continue to serve as a member of the Board but failed to be reelected or (iii) a Change in Control; provided, however, that the Director has continuously served as a member of the Board from the Award Date through such date or (y) that the Director ceases to be a member of the Board, but only if such vesting is approved by the Committee.

As soon as administratively feasible following the Vesting Date, the Company will cause to be removed from the Director’s account that holds the Restricted Stock the restrictions or, if requested in writing to the Committee, cause to be issued and delivered to the Director (in certificate or electronic form) shares of Common Stock equal to the number of shares of Restricted Stock that have vested (and provided that the Restricted Stock has not been forfeited prior to the date such restrictions lapsed).

For example, if a Director elected to have all of his or her Director Fees for 2015 paid in shares of Restricted Stock and such Director Fees are $21,500 per calendar quarter, then as of April 1, 2015 (the Award Date), for the first quarter of 2015, assuming the Conversion Price is $110 per share, the Director shall be granted 244 shares of Restricted Stock (($21,500 x 1.25)/$110, rounded down) with a Vesting Date as of January 1, 2017.

6.2 Terms and Conditions of Awards. Each Restricted Stock Award shall be subject to the terms, conditions, and limitations of this Program, any other terms, conditions or limitations as shall have been approved by the Board, and the terms and conditions of the Plan. In the event that any provision of this Program conflicts with the Plan, the provisions of the Plan shall control. The Director acknowledges receipt of a copy of the Plan and agrees that all decisions under and interpretations of the Plan by the Committee shall be final, binding and conclusive upon the Director.

6.3 Voting and Dividend Rights. During the period in which the restrictions provided herein are applicable to the Restricted Stock, the Director shall have the right to vote the shares of Restricted Stock and to receive any cash dividends paid with respect thereto unless and until forfeiture thereof. Any dividend or distribution payable with respect to shares of Restricted Stock that shall be paid or distributed in shares of Common Stock shall be subject to the same restrictions provided for herein, and the shares so paid or distributed shall be deemed Restricted Stock subject to all terms and conditions herein. Any dividend or distribution (other than cash or Common Stock) payable or distributable on shares of Restricted Stock, unless otherwise determined by the Committee, shall be subject to the terms and conditions of this Program to the same extent and in the same manner as the Restricted Stock is subject; provided that the Committee may make such modifications and additions to the terms and conditions (including restrictions on transfer and the conditions to the timing and degree of lapse of such restrictions) that shall become applicable to such dividend or distribution as the Committee may provide in its absolute discretion.

6.4 Adjustments. As provided in Section 16 of the Plan, certain adjustments may be made to the Restricted Stock upon the occurrence of events or circumstances described in Section 16 of the Plan. Without limiting the generality of the foregoing, and except as otherwise provided in the Plan, in the event of any merger, consolidation, reorganization, recapitalization, reclassification or other capital or corporate structure change of the Company, the securities or other consideration receivable for or in conversion of or exchange for shares of Restricted Stock shall be subject to the terms and conditions of this Program to the same extent and in the same manner as the Restricted Stock is subject; provided that the Committee may make such modifications and additions to the terms and conditions (including restrictions on transfer and the conditions to the timing and degree of lapse of such restrictions) that shall become applicable to the securities or other consideration so receivable as the Committee may provide in its absolute discretion.

ARTICLE 7

GENERAL PROVISIONS AND TERMS

7.1 Nontransferability. Except as expressly provided in the Plan, shares of Restricted Stock granted under this Program pursuant to any election are non-transferable and may not otherwise be assigned, pledged, hypothecated or otherwise disposed of and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, shares of Restricted Stock provided under this Program shall immediately become null and void, and the shares of Restricted Stock shall be immediately forfeited to the Company.

7.2 Compliance with Legal and Trading Requirements. The Plan and this Program shall be subject to all applicable laws, rules and regulations, including but not limited to, federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The transfer by a Director of Common Stock distributed pursuant to this Program will be subject to such restrictions as the Committee deems necessary or desirable in connection with federal or state securities laws, and Common Stock certificates may bear a legend setting forth any such restriction.

7.3 Amendment or Termination. The Board may amend, alter, suspend, discontinue, or terminate this Program at any time without the consent of stockholders of the Company or individual Directors; provided, however, that any amendment of outstanding Restricted Stock Awards under this Program shall be governed by the Plan.

7.4 No Right to Remain on the Board. Neither the terms of Plan nor this Program shall be deemed to give any individual a right to remain a Director of the Company or create any obligation on the part of the Board to nominate any Director for reelection by the stockholders of the Company.

7.5 Construction; Governing Law. This Program and actions taken pursuant to this Program shall be subject to all terms of the Plan that are not specifically inconsistent with the provisions of this Program, including rules of construction and governing law.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of June 16, 2014, by its duly authorized officer pursuant to prior action taken by the Board.

DRIL-QUIP, INC.

By:	/s/ James C. Webster
Name:	James C. Webster
Title:	Vice President, General Counsel & Sec.